Exhibit 99.2
FOR IMMEDIATE RELEASE
F.N.B. Corporation Names Gary L. Guerrieri as Chief Credit Officer
Hermitage, PA — April 22, 2011 — F.N.B. Corporation (NYSE : FNB), today announced the promotion of Gary L. Guerrieri to Chief Credit Officer for F.N.B. Corporation. Guerrieri has more than 25 years of experience in the financial industry. He joined F.N.B. Corporation in 2002 as Regional Credit Officer.
As Chief Credit Officer, Guerrieri is responsible for managing the entire credit function for the Corporation, including commercial and retail underwriting, credit administration, credit policy and credit risk management. He also oversees the Bank’s special assets, loan servicing and indirect lending functions in addition to serving as Chairman of the Bank’s Senior Loan Committee. He is a board member of the Corporation’s merchant banking subsidiary, F.N.B. Capital Corporation, as well as the Corporation’s title insurance company, First National Corporation. Guerrieri reports to Brian F. Lilly, Vice Chairman and Chief Operating Officer for F.N.B. Corporation.
“F.N.B. Corporation maintains a commitment to an outstanding credit culture that protects both our customers and our shareholders,” notes Lilly. “Gary has strong technical accounting knowledge and years of financial management expertise, and he will serve as a key contributor to this commitment.”
Prior to joining F.N. B. Corporation, Guerrieri served as Executive Vice President of Commercial Banking for Promistar Bank in Johnstown, PA. Previously, he served as Executive Vice President and Community Banking Executive for Laurel Bank in Uniontown, PA. He holds a Bachelor of Science Degree in Business Administration from California University and a Masters of Business Administration Degree from Waynesburg University. He currently serves on the Board of Trustees for Waynesburg University in Waynesburg, PA.
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $9.6 billion as of January 1, 2011 (including the completed acquisition of Comm Bancorp, Inc.). F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Kentucky and Tennessee.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB”. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
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MEDIA CONTACT:     Kathy Hammons     724.983.3303     Cell: 724.699.0449     Hammons@fnb-corp.com